Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP
401 UNION STREET - SUITE 3300
SEATTLE, WA 98101
+1 206 839 4300
orrick.com

December 30, 2025

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Re:	Microsoft Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Microsoft Corporation, a Washington corporation (“Microsoft”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Microsoft’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of $1,200,000,000 in deferred compensation obligations that may be offered pursuant to the Microsoft Corporation Deferred Compensation Plan (the “Plan”).

As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the deferred compensation obligations that may be offered pursuant to the terms of the Plan.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of Microsoft Corporation, (ii) the Bylaws of Microsoft Corporation, (iii) the Registration Statement, (iv) the Plan, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Microsoft, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than Microsoft, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Microsoft and others and of public officials.

December 30, 2025

The opinion expressed herein is limited to the corporate laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions. For purposes of the opinion set forth below, we have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended, which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the deferred compensation obligations offered pursuant to the terms of the Plan will be valid and binding obligations of Microsoft, enforceable against Microsoft in accordance with their terms and the terms of the Plan, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, the manner in which any particular issue relating to the foregoing opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP